Registration No. 333-_________

As filed with the Securities and Exchange Commission on July 28, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

VERI-TEK INTERNATIONAL, CORP.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Michigan	42-1628978
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Veri-Tek International, Corp.
50120 Pontiac Trail
Wixom, Michigan 48393
(248) 560-1000
(Address of principal executive offices)

2004 Equity Incentive Plan
(Full title of the plan)

David V. Harper	Copy to:
Vice President and Chief Financial Officer
Veri-Tek International, Corp.	Patrick Daugherty, Esquire
50120 Pontiac Trail	Foley & Lardner LLP
Wixom, Michigan 48393	500 Woodward Avenue, Suite 2700
(248) 560-1000	Detroit, MI 48226
(Name, address and telephone number,	(313) 234-2800
including area code, of agent for service)

_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of registration fee
Common Stock,	350,000	$6.65	$2,327,500.00	$273.95
$.001 par value

    (1)            The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

    (2)            Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average (any day within five days) of the bid and ask price of the Common Stock as reported on the American Stock Exchange on July 25, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (“Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        The following documents have been previously filed by Veri-Tek International, Corp. (the “Registrant”) with the Commission and are incorporated herein by reference.

        (a)        The Registrant’s prospectus dated February 14, 2005 filed pursuant to Rule 424(b) pursuant to the Securities Act.

        (b)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Rule 15(d)-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        (c)        The description of the Registrant’s Common Stock set forth in the Registration Statement Form 8-A12B, filed with the Commission pursuant to Section 12 of the Exchange Act on January 4, 2005, and any amendments or reports filed for the purpose of updating such description.

        (d)        The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and filed with the Commission on May 13, 2005.

        (e)        The Registrant’s Current Reports on Form 8-K filed with the Commission on May 13, 2005 and July 22, 2005.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

        Not applicable.

Item 5.     Interests of Named Experts and Counsel.

        Not applicable.

Item 6.     Indemnification of Directors and Officers.

        The Registrant is organized under the Michigan Business Corporation Act, which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        In a derivative action (an action brought by or in the right of the corporation), the Michigan Business Corporation Act provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the Michigan Business Corporation Act requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.

        The Michigan Business Corporation Act permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

        The Registrant has adopted provisions in our Amended and Restated Bylaws that provide for indemnification to the fullest extent permitted by applicable law. In addition, the Registrant will maintain directors and officers liability insurance coverage for our directors and officers that will provide for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7.     Exemption from Registration Claimed.

        Not Applicable.

Item 8.     Exhibits.

        The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

(4.1)	Veri-Tek International Corp. 2004 Equity Incentive Plan (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 on September 3, 2004 and incorporated by reference).

(5)	Opinion of Foley & Lardner LLP

(23.1)	Consent of Freedman & Goldberg CPAs, P.C.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)

(24)	Power of Attorney (contained on signature page hereto)

Item 9.     Undertakings.

        (1)        The undersigned Registrant hereby undertakes:

            (a)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)        To include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

                (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (b)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, and State of Michigan, on this 25th day of July, 2005.

Veri-Tek International, Corp.
By: /s/ Todd Antenucci
Todd Antenucci, President (Principal Executive Officer)
By: /s/ David V. Harper
David V. Harper, Vice President and Chief Financial Officer (Principal
Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David V. Harper and Todd Antenucci and each of them individually as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Todd Antenucci	President	July 25, 2005
Todd Antenucci	(Principal Executive Officer)
/s/ James Juranitch	Chief Technology Officer and Director	July 25, 2005
James Juranitch
/s/ David V. Harper	Vice President and Chief Financial Officer	July 25, 2005
David V. Harper	(Principal Financial and Accounting Officer)
/s/ Christopher L. Morin	Director and Chairman	July 25, 2005
Christopher L. Morin
/s/ Joseph B. Davies	Director	July 25, 2005
Joseph B. Davies
/s/ Robert S. Gigliotti	Director	July 25, 2005
Robert S. Gigliotti
/s/ Diana E. Roggenbauer	Director	July 25, 2005
Diana E. Roggenbauer